Exhibit 99.1

March 22, 2005

Company Press Release

The Cronos Group Reports Fourth Quarter and Full Year Results for 2004

San Francisco—(Business Wire)—March 22, 2005—The Cronos Group (NASDAQ: CRNS) reported net income of $3.9 million, or $0.51 per diluted share, for the fourth quarter of 2004, compared with net income of $2.4 million, or $0.30 per diluted share, for the corresponding period in 2003. Total revenues of $37.1 million for the fourth quarter of 2004 were 11% higher than for the same period in the prior year.

For the year ended December 31, 2004, the Company reported net income of $8.9 million, or $1.14 per diluted share, compared with net income of $4.2 million, or $0.55 per diluted share, for the prior year.

Net income for the fourth quarter of 2004 included $1.3 million, or $0.16 per diluted share, relating to the recovery of the amount due under a loan note held by Cronos with a former chairman and CEO of the Company. This loan note was repaid in February of 2005 from the proceeds of foreclosure of property that was owned by the former chairman and CEO. In addition, at that time the Company received a further payment of $1.3 million from the property foreclosure in respect of other amounts owed to the Company by the former chairman and CEO. This item will be recognized as income in the first quarter of 2005. Net income for the fourth quarter of 2003 included $2.2 million, or $0.27 per diluted share, relating to the completion of an equipment refinancing transaction. This transaction resulted in the recognition of a tax credit of $2.7 million and funding breakage costs of $0.5 million in December 2003.

Total revenues for 2004 were $140.5 million compared with total revenues of $126.3 million for 2003. Gross lease revenue for 2004 increased by $14.6 million when compared with 2003, driven by strong growth in global container trade volumes and an 8% increase in the size of the Company’s owned and managed container fleets. Utilization of the Company’s combined container fleet increased from 89% at the beginning of the year to 94% by the end of 2004.

Total expenses for 2004 were $133.5 million compared with $125.1 million for 2003. Payments to Managed Container Programs increased by $12.2 million compared to the prior year due to the improved operating performance of the managed container programs. Direct operating expenses declined by $4.9 million in 2004 due primarily to a reduction in storage and other inventory-related costs, reflecting improved on-hire volumes.

During 2004, the Company purchased $122 million of new container equipment, representing 55,000 TEU, for its owned and its managed fleets.

Cronos also announced that, subject to shareholder approval at the 2005 annual meeting of shareholders, its Board of Directors has declared a dividend of $0.06 per common share for the second quarter of 2005, payable on July 15, 2005 to shareholders of record as of the close of business on June 24, 2005.

Cronos is one of the world’s leading lessors of intermodal containers, owning and managing a fleet of over 441,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of approximately 400 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices through state-of-the-art information technology.

This release discusses certain forward-looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, changes in international operations, exchange rate risks, changes in market conditions for the Company’s container lease operations and the Company’s ability to provide innovative and cost-effective solutions. For further discussion of the risk factors attendant to an investment in the Company’s common shares, see the Introductory Note in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 22, 2005.

This press release and other information concerning Cronos can be viewed on Cronos’ website at www.cronos.com.

Contact:
Elinor A. Wexler
Vice President-Corporate Communications
(415) 677-8990
ir@cronos.com

The Cronos Group
Consolidated statements of income
For the years ended December 31, 2004, 2003 and 2002
(US dollar amounts in thousands, except per share amounts)

	2004	2003	2002
Gross lease revenue	$132,096	$117,501	$113,643
Equipment trading revenue	4,698	4,991	1,045
Commissions, fees and other operating income:
- Related parties	953	1,116	1,240
- Unrelated parties	2,641	2,525	3,071
Interest income	120	130	324

Total revenues	140,508	126,263	119,323

Direct operating expenses	20,563	25,508	26,793
Payments to Managed Container Programs:
- Related parties	31,638	23,159	18,214
- Unrelated parties	36,323	32,571	33,158
Equipment trading expenses	4,018	4,600	969
Amortization of intangible assets	188	188	188
Depreciation	17,993	17,495	18,537
Selling, general and administrative expenses	18,834	15,791	14,285
Interest expense	5,178	5,754	7,334
Recovery of related party loan note	(1,280)	—	—

Total expenses	133,455	125,066	119,478

Income (loss) before income taxes and equity in earnings of affiliate	7,053	1,197	(155)
Income taxes (provision) benefit	(1,071)	1,494	2,158
Equity in earnings of unconsolidated affiliate	2,883	1,499	306

Net income	8,865	4,190	2,309

Basic net income per common share	$1.22	$0.57	$0.31

Diluted net income per common share	$1.14	$0.55	$0.31

The Cronos Group
Consolidated balance sheets
December 31, 2004 and 2003
(US dollar amounts in thousands)

	2004	2003
Assets
Cash and cash equivalents	$17,579	$8,432
Restricted cash	1,489	1,033
Amounts due from lessees, net	25,136	22,766
Amounts receivable from Managed Container Programs	3,386	3,399
New container equipment for resale	17,116	10,816
Net investment in direct financing leases	7,382	8,376
Investment in unconsolidated affiliates	15,364	8,570
Container equipment, net	166,584	155,504
Other equipment, net	963	604
Goodwill, net	11,038	11,038
Other intangible assets, net	533	721
Related party loan receivable	1,280	—
Other assets	3,899	6,778

Total assets	$271,749	$238,037

Liabilities and shareholders’ equity
Amounts payable to Managed Container Programs	$22,034	$17,643
Amounts payable to container manufacturers	27,838	17,312
Direct operating expense payables and accruals	5,592	5,269
Other amounts payable and accrued expenses	8,810	8,489
Debt and capital lease obligations	127,953	119,205
Income taxes	155	267
Deferred income taxes	3,083	2,714
Deferred income and deferred acquisition fees	5,925	5,105

Total liabilities	201,390	176,004

Commitments and contingencies Shareholders’ equity
Common shares	14,763	14,744
Additional paid-in capital	45,358	46,552
Common shares held in treasury	(297)	(297)
Accumulated other comprehensive income (loss)	230	(406)
Restricted retained earnings	1,832	1,832
Unrestricted retained earnings (accumulated deficit)	8,473	(392)

Total shareholders’ equity	70,359	62,033

Total liabilities and shareholders’ equity	$271,749	$238,037